Exhibit 99.4

January 9, 2024

BlueRiver Acquisition Corp

250 West Nottingham Drive, Suite 400

San Antonio, Texas 78209

Consent to Reference in Proxy Statement/Prospectus

BlueRiver Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ H. Joseph de Compiegne
Name:	H. Joseph de Compiegne